UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2018

Zhong Ya International Limited
(Exact name of registrant as specified in its charter)

Nevada	001-34714	26-3045445
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 North Pecos, Suite 900

Henderson, NV 89074
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 472-5066

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 19, 2018, the Board of Directors of Zhong Ya International Limited (the “Company”) approved issuance of One Million Six Hundred Seventeen Thousand Six Hundred Fifty (1,617,650) shares of common stock of the Company as compensation to Mr. Wenjian Liu for his services as the Chief Executive Officer and director of the Corporation from February 2018 to October 2018, which is equivalent to $30,735.35 on a cost basis.

After the above-mentioned issuance of shares of common stock, Mr. Liu will hold an aggregate of 1,786,950 shares of common stock, or approximately 99% of the outstanding shares of common stock.  Prior to the issuance, Mr. Liu owned 90.4% of the outstanding shares of the Company’s common stock.  The issuance of shares of common stock will not result in a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2018

Zhong Ya International Limited

By:	/s/ Wenjian Liu
Name: Wenjian Liu
Title: Chief Executive Officer